SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 3)*


                             Methanex Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59151K108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 31 October 2014
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

--------------------------------------------------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 6 Pages








CUSIP No. 59151K108          Schedule 13G                 Page 2 of 6 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Investment Management Limited
         No I.R.S Identification Number
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  10,252,460
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          10,252,460
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,252,460
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.91%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         IA
--------------------------------------------------------------------------------





































CUSIP No. 59151K108          Schedule 13G                 Page 3 of 6 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Global Dividend Fund
         No I.R.S Identification Number
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  10,252,460
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          10,252,460
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,252,460
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.91%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------









































CUSIP No. 59151K108             Schedule 13G                 Page 4 of 6 Pages
          -----------        --------------

Item 1(a).   Name of Issuer:

             Methanex Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:

             1800 Waterfront Centre, 200 Burrard Street, Vancouver,
	    BC, V6C 3M1, Canada

Item 2(a).   Name of Person Filing:
             M&G Investment Management Limited (MAGIM)
             M&G Global Dividend Fund

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

             Governor's House, Laurence Pountney Hill, London, EC4R 0HH

Item 2(c).   Citizenship:

             United Kingdom, England

Item 2(d).   Title of Class of Securities:

             Common Stock Class A

Item 2(e).   CUSIP Number:

             59151K108

Item 3.	      Type of Person:

             (e) MAGIM is an investment advisor in accordance with
              s.240.13d-1(b)(1)(ii)(E)

               All the securities covered by this report are legally
             owned by MAGIMs Investment advisory clients, and none are
               owned directly by MAGIM.

               M&G Global Dividend Fund is an open-ended investment company with variable capital, incorporated in England and Wales and authorized by the
Financial Services Authority. It is not registered with the Securities and Exchange

Commission under the investment company act of 1940.
Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially Owned: 10,252,460

        (b)  Percent of Class: 10.91%

        (c)  Number of shares as to which such person has:
         M&G Investment Management Limited
               i)     sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      10,252,460
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            10,252,460
                                                                ----------
                      M&G Global Dividend Fund
               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      10,252,460
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            10,252,460
                                                                ----------



CUSIP No. 59151K108           Schedule 13G                 Page 5 of 6 Pages
          -----------        --------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.


             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not Applicable



CUSIP No. 59151K108           Schedule 13G                 Page 6 of 6 Pages
  -----------        	  --------------

Item 10.     Certification.
             -------------

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. "


          SIGNATURE








          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          By:  --//Mark Thomas//--
          --------------------------------------
          Name:    Mark Thomas
          Title:   Head of Notifiable Reporting
          Date:    November 5, 2014





Exhibit A

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchanges Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 5th day of November, 2014.

					M&G INVESTMENT MANAGEMENT LIMITED

					By  /s/ Mark Thomas
Date:  November 5, 2014      	Head of M&G Notifiable Reporting



					M&G Global Dividend Fund

					By  /s/ Mark Thomas
Date:  November 5, 2014      	Head of M&G Notifiable Reporting